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Exhibit 99.1

For Immediate Release	Investor Contact: Kathryn Huang Overstock.com, Inc. +1 (801) 947-3282 khuang@overstock.com	Media Contact: Scott Blevins Overstock.com, Inc. +1 (801) 947-3133 sblevins@overstock.com

JASON LINDSEY STEPS DOWN

AS OVERSTOCK.COM'S PRESIDENT AND CFO

        SALT LAKE CITY, Utah—August 21, 2003—Overstock.com® (Nasdaq: OSTK) today announced that Jason Lindsey has resigned as president and CFO due to personal reasons. Lindsey will remain with Overstock.com in a limited role.

        Patrick Byrne, the company's chairman and CEO, will reassume the role of president. David Chidester, Overstock.com's controller, will serve as acting CFO.

        "I thank Jason for his extraordinary leadership and service to Overstock.com and its customers, employees, and shareholders," said Byrne. "I more than anyone know the debt Overstock.com's shareholders owe Jason for his enormous contribution to the business. I could not have asked for a better partner these last four years."

        Lindsey has served as Overstock.com's CFO since the company was launched in 1999, and he was named president in April 2003. He played an integral role in Overstock.com's successful initial public offering in May 2002 and follow-on offering in February 2003.

        "I've decided to step down as president and CFO so I can devote more time to tend to a family health issue," said Lindsey. "While I won't be as involved in the day-to-day management of the company, I will continue to advise Patrick regarding Overstock.com's business. In addition, I have worked side-by-side with Dave over the last four years and have confidence in his abilities to serve as the company's acting CFO."

About Overstock.com, Inc.

        Overstock.com, Inc. is an online "closeout" retailer offering discount, brand-name merchandise for sale over the Internet. The company offers its customers an opportunity to shop for bargains conveniently, while offering its suppliers an alternative inventory liquidation distribution channel. Overstock.com is a publicly traded company listed on the NASDAQ National Market System, headquartered in Salt Lake City, and can be found online at www.overstock.com.

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Overstock.com is a registered trademark of Overstock.com, Inc.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, statements regarding the future growth and success of the company and David Chidester's ability to serve as the company's acting CFO. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ, including, but not limited to, our limited operating history, our ability to manage growth, a general downturn in economic conditions, and such other risks as identified in our Prospectus dated May 29, 2002, filed with the Securities and Exchange Commission and all subsequent filings with the Securities and Exchange Commission, including our Form 10- K for the year ended December 31, 2002, and our Prospectus dated February 12, 2003, which contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward-looking statements.

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  Exhibit 99.1
JASON LINDSEY STEPS DOWN AS OVERSTOCK.COM'S PRESIDENT AND CFO